CODE OF ETHICS

A.  Introduction

Through the years WIC1 has worked hard to establish a reputation for integrity and ethics. WIC’s Access Persons are expected to conduct business in accordance with high ethical standards and in compliance with all applicable laws, rules, regulations, and WIC’s policies and procedures. WIC has developed this Code to promote high standards of conduct and ensure compliance with applicable laws and regulations.

WIC is registered as an investment adviser under the Advisers Act. Rule 204A-1 under the Advisers Act requires all registered investment advisers to adopt a code of ethics that sets forth standards of conduct for Access Persons and requires them to comply with applicable Federal Securities Laws. The Code is designed to govern personal Securities trading activities in a manner consistent with the Advisers Act and Rule 17j-1 under the 1940 Act, as well as other regulatory requirements.

Access Persons must read the Code and are expected to comply with both its letter and spirit. Access Persons’ personal Securities transactions and other activities shall be conducted in a manner to avoid any actual or potential Conflict of Interest or any abuse of their position of trust and responsibility.

Improper trading activity can constitute a violation of the Code. However, Access Persons can also violate the Code by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or their Access Person Accounts. Access Persons can violate the Code even if their conduct does not harm any Client or the Firm.

Failure to comply with the Code may result in serious sanctions, including, but not limited to, trade cancellation, forced sale of securities, profit disgorgement, trading bans, monetary penalties or fines, reduction of compensation, and termination of employment.

The information collected pursuant to this Code is a required element of the Firm’s reporting to the board of trustees of each registered Investment Company advised or sub-advised by the Firm.

B.  Definitions

Access Persons are responsible for reading and being familiar with each of the definitions below, which are used throughout the Code of Ethics. It is important that you understand the meaning of the definitions as their meaning may be more expansive or restrictive than in another context. All defined terms are capitalized in the Code of Ethics.

•	“1933 Act” – Securities Act of 1933, as amended.
•	“1934 Act” – Securities Exchange Act of 1934, as amended.
•	“1940 Act” – Investment Company Act of 1940, as amended.
•	“529 Plan” – A qualified tuition program or college savings plan that meets the requirements of Section 529 of the IRC.

1 Capitalized terms used in this Code, which are not otherwise defined, have their meanings contained in section B. Definitions of the Code.

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“Access Person(s)” – Any Employee[2] who has or may obtain access to non-public information regarding Clients’ purchase or sale of Securities, or non-public information regarding the portfolio holdings of any Client, or any person who is involved in making investment decisions on behalf of Clients, or who has access to such recommendations that are non-public. Also, any employee who is ultimately responsible for or assists in the administration and operation of any index created by the Firm or an affiliate of the Firm that is utilized by a passively managed Client Account. As the Firm’s primary business is providing investment advice, all personnel are presumed to be Access Persons unless otherwise confirmed with the CCO. Each Access Person is required to understand and comply with applicable reporting requirements of this Code.[3]

•	“Access Person Account” – Any account holding Reportable Securities in which an Access Person has Beneficial Ownership.
•	“Advisers Act” – Investment Advisers Act of 1940, as amended.
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“Automatic Investment Plan” – A program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation without affirmative action by the account owner, such as a dividend reinvestment plan.

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“Beneficial Ownership” – Having or sharing the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in Securities. Generally, an individual is considered to have a “Beneficial Ownership” interest in Securities held in any account that is owned individually or jointly with others or is maintained by or for:

o	A Family Member;
o	Any individuals who live in the Access Person’s household and over whose purchases, sales, or trading activities the Access Person exercises control or investment discretion;
o

Any persons for whom the Access Person provides financial support and (i) whose financial affairs are controlled by the Access Person, or (ii) for whom the Access Person provides discretionary advisory services with respect to such person’s ownership of Securities;

o	Any trust or other arrangement that names the Access Person as a beneficiary or remainderman; or
o

Any partnership, corporation, or other entity in which the Access Person has a 25% or greater beneficial interest, or over which the Access Person exercises, either individually or together with others, effective control.

•	“CCO” – The individual designated by the Firm to serve as Chief Compliance Officer.
•	“CFTC” – The US’s Commodity Futures Trading Commission.
•	“Client” or “Client Account” – Any fund or account advised or sub-advised by the Firm, and, for purposes of the Code, any investors in a Private Fund sponsored by the Firm or an affiliate of the Firm.
•	“Code” - This Code of Ethics, as amended.
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“ComplianceAlpha” – The Employee Compliance module of ACA Compliance Group’s ComplianceAlpha platform, a web-based platform designed to facilitate the collection and analysis of the information required by Rule 204A-1 under the Advisers Act.

•	“Conflict of Interest” – Any activity or relationship in which a person’s interests interfere or compete with the interests of Clients or the Firm.

2 The CCO shall determine on a case-by-case basis whether interns, consultants, and temporary employees are Access Persons.

3 A list of all Access Persons will be maintained by the Firm’s Compliance Department.

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“Derivative” – A Security whose price is dependent upon or derived from one or more underlying assets. Derivatives can either be traded over the counter (OTC) or on an exchange. Futures contracts, forward contracts, swaps, Options, and warrants are common forms of Derivatives.

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“Employee” – Each employee, partner, officer, member, director of the Firm, and any other individuals as the CCO may designate from time-to-time. The CCO shall determine on a case-by-case basis whether interns, consultants, and temporary employees are subject to this policy.

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“Ethics Committee” – A committee that may be empaneled from time to time at the request of the CCO or other member of the committee to discuss ethics matters and determine disciplinary action for violations of the Code or the Firm’s other policies, when applicable. The Ethics Committee is composed of senior management of the Firm. Under no circumstances may a member of the Ethics Committee review a matter involving themself.

•	“EC” – European Commission.
•	“EU” – European Union.
•	“ETF” – An exchange-traded fund, which is an Investment Company that issues Securities that trade in the secondary market and which are redeemable only in large aggregations called creation units.
•	“Exempt Account” – Any of the following accounts:
o	Mutual Fund-Only Accounts (unless they hold a fund that is advised/sub-advised by WIC);
o	529 Plan;
o	Water Island Capital, LLC Retirement Plan;[4] and
o	Any other account that is incapable of holding Reportable Securities.
•	“Exempt Security” – Includes the following Securities:
o	Direct obligations of the US government (i.e., any Security directly issued or guaranteed as to principal or interest by the US, such as Treasury bills or notes);[5]
o	Cash or cash equivalents, bankers’ acceptances, bank certificates of deposit, commercial paper, bank repurchase agreements and other high-quality short-term debt instruments;
o	Shares issued by money market funds;
o	Shares issued by Open-End Investment Companies that are registered under the 1940 Act, provided they are not: (i) ETFs; or (ii) mutual funds managed or sub-advised by the Firm;
o	UCITS (i.e., mutual funds based in the EU); and
o

Bitcoin, Ethereum, and any other cryptocurrency that is pre-approved as an Exempt Security in writing by the CCO. NOTE: Transactions in other cryptocurrencies, as well as Options and other Derivative transactions on all cryptocurrencies, are Reportable Securities.

•	“Family Member” – Includes any of the following:
o	Spouse or domestic partner;
o	Children under the age of 18;
o	Children who are 18 or older (unless they do not live in the same household as the Access Person and the Access Person does not contribute in any way to their support); and
o	Any of these other people who live in the Access Person’s household: stepchildren, grandchildren, parents, stepparents, grandparents, siblings (e.g., brothers and sisters),

4 Employee transactions and holdings information relating to funds managed by WIC in the Water Island Capital, LLC Retirement Plan are maintained by the administrator of the plan and available to Compliance to review upon request.

5 Municipal Securities do not fall into the category of “direct obligations of the US government” and are therefore not excluded from the definition of “Reportable Security.”

mothers-in-law, fathers-in-law, daughters-in-law, sons-in-law, brothers-in-law, and sisters-in-law, including any adoptive relationships.

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“Federal Securities Laws” – The 1933 Act, the 1934 Act, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

•	“Firm” – See “WIC.”
•	“Insider Trading” – The act of trading in Securities while having MNPI regarding the Securities or communicating MNPI to others.
•	“Investment Club” – A membership organization where investors make joint decisions on which Securities to buy or sell. The Securities are generally held in the name of the Investment Club.
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“Investment Company” – A company that issues Securities that represent an undivided interest in the net assets held by the company. The Federal Securities Laws categorize Investment Companies into three basic types:

o	Open-End Investment Companies (generally known as mutual funds);
o	Closed-end investment companies (generally known as closed-end funds); and
o	Unit Investment Trusts.

ETFs are a type of exchange-traded investment product that must register with the SEC under the 1940 Act as either an Open-End Investment Company or a Unit Investment Trust.

•	“IPO” – An initial public offering, which is the first offering of a company’s Securities to the public through an allocation by the underwriter.
•	“IRC” – The Internal Revenue Code of 1986, as amended.
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“Limited Offering” – An offering that is exempt from registration pursuant to sections 4(a)(2) or 4(6) of the 1933 Act, or pursuant to Rules 504, 505, or 506 of Regulation D; also known as a “Private Placement.” Examples of Private Placements include limited partnerships, certain cooperative investments in real estate, commingled investment vehicles such as hedge funds and private equity funds, and investments in family-owned businesses.

•	“Market Manipulation” – The act of artificially affecting the price of a Security or otherwise influencing the behavior of the market for personal gain.
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“MNPI” – Material non-public information, which is information that (i) has not been made generally available to the public,[6] and that (ii) a reasonable investor would likely consider important in making an investment decision.[7] Access Persons should consult with Compliance about any question as to whether information constitutes MNPI.

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“Municipal Security” – A bond, note, warrant, certificate of participation, or other obligation issued by a state or local government or their agencies or authorities (such as cities, towns, villages, counties, or special districts).

•	“Mutual Fund-Only Account” – An account that allows the account holder to invest only in mutual funds. Such accounts do not have the capability of holding Reportable Securities (including ETFs).
•	“Open-End Investment Company” – An Investment Company that continually creates new redeemable shares on demand. A mutual fund registered under the 1940 Act is an Open-End Investment Company.

6 Examples of effective disclosure include:

•	Public filings with the SEC or similar regulator;
•	Information appearing in publications of general circulation;
•	Company press releases; and
•	Company meetings with members of the press and public.

7 Information that could reasonably be expected to affect the price of Securities is typically considered material.

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“Option” – A Security that gives the investor the right, but not the obligation, to buy or sell a specific Security at a specified price within a specified time frame. Any Access Person who buys/sells an Option is generally deemed to have purchased/sold the underlying Security when the Option was purchased/sold.[8]

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“Prediction Market” – Also known as a betting market, information market, decision market, idea future, or event derivative, is an open market that enables the prediction of specific outcomes using financial incentives (gambling on real world events). A Prediction Market allows you to buy and sell shares on the outcome of a future event. They are exchange-traded markets (and governed by the CFTC) established for trading bets in the outcome of various events.

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“Private Fund” – A pooled investment vehicle, such as a hedge fund, that is not subject to registration requirements under the 1933 Act and the 1940 Act. A Private Fund is an example of a Limited Offering.

•	“Private Placement” – See “Limited Offering.”
•	“Reportable Security” – Any Security, except (i) Exempt Securities, or (ii) Securities in an Exempt Account or in a Third-Party Managed Account.
•	“Restricted Security” – Any Reportable Security that:
(1)	A Client Account owns or is in the process of buying or selling;
(2)	The Firm is considering buying or selling for a Client or Client Account (to the extent known by an Access Person); or
(3)	Is subject to a restriction on trading issued by Compliance.

Exceptions: The following Securities will not be considered Restricted Securities by Compliance unless Compliance has placed a restriction on trading a particular Security:

o	The purchase or sale by an Access Person of 250 shares or less (not to exceed US$100,000) per trading day in Securities of companies comprising the S&P 500 Index or NASDAQ 100 Index; or
o	Broad-based ETFs with market capitalizations greater than US$5 billion.

NOTE: While an exception has been granted for transactions in these Securities, such transactions remain subject to the Code’s pre-clearance, reporting, and minimum 30-day holding period requirements.

•	“SEC” – The US’s Securities and Exchange Commission.
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“Security” – Any note, stock, treasury stock, initial coin offering, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing. Any questions about whether an instrument is a Security for purposes of the Code of Ethics should be directed to the CCO. For the avoidance of doubt, the term “Security” as used in this Code includes all ETFs.

8 Example: If an Access Person buys a call (put) Option, the Access Person is considered to have purchased (sold) the underlying Security on the date the Option was purchased. If an Access Person sells a call (put) Option, the Access Person is considered to have sold (purchased) the underlying Security on the date the Option was sold.

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“Third-Party Managed Account” – Also known as a “Non-Discretionary Account.” An account in which an Access Person has (i) Beneficial Ownership but no direct or indirect influence or control over the investment decision-making process, (ii) no knowledge of transactions until after they are completed, and (ii) entered into an agreement with a third-party providing the third-party with full discretionary authority over the trading in the account.[9] NOTE: You must obtain written pre-approval from Compliance before you may rely on the exemption from the pre-clearance requirement afforded to Third-Party Managed Accounts under the Code.[10]

•	“UCITS” – An Undertaking for Collective Investment in Transferable Securities based in the EU (i.e., an Open-End Investment Company regulated by the EC).
•	“UK” – United Kingdom.
•	“Unit Investment Trust” – An Investment Company that offers a fixed (unmanaged) portfolio of securities having a definite life.
•	“US” – United States.
•	“WIC” – Water Island Capital, LLC and companies controlling, controlled by, or under common control with the Firm.

C.  Standards of Business Conduct

WIC has set out basic principles in this Code to guide the day-to-day business activities of its Employees. Among other things, Employees are not permitted to:

•	Defraud any Client or prospective Client in any manner;

•	Mislead any Client or prospective Client, including by making a false statement or a statement that omits material facts;

•	Engage in any act, practice, or course of conduct which operates or would operate as a fraud or deceit upon any Client or prospective Client; or

•	Engage in any manipulative practice with respect to any Client or prospective Client.

WIC has a fiduciary duty to act in the best interests of its Clients. High ethical standards are essential to maintaining the confidence of Clients, including investors in funds managed by the Firm. The Firm’s success and long-term business interests are best served by adherence to the principle that the interests of Clients come first. Accordingly, the Firm has adopted the following principles to be followed by all its Employees:

9 Pursuant to an agreement and in actual practice, an investment adviser or broker (who is not an Access Person or Family Member, the Firm, or an affiliate of the Firm) has full discretionary authority to purchase and sell Securities in a Third-Party Managed Account without prior notification to, discussion with or consent of the accountholder or his/her representatives (including the Access Person or Family Member). The Access Person and/or Family Member retains no discretion over decisions to purchase or sell Securities in the account, and communications with the adviser or broker are limited to confirmations and account statements, fee discussions, and other communications and discussions that do not relate to purchases or sales of specific Securities. If an Access Person or Family Member shares discretion with an adviser, has veto authority over an adviser’s trade recommendations, or has any ability to effect trades in an account, the account will not be deemed a Third-Party Managed Account for purposes of the Code.

10 In order for Compliance to deem an account a Third-Party Managed Account, Compliance must obtain a copy of, or relevant excerpt from, the investment advisory agreement that the Access Person or their Family Member has entered with the adviser, or an acceptable written acknowledgement from the adviser that the Access Person or Family Member has no direct or indirect influence or control regarding any transactions to be made in the relevant account. At its discretion, Compliance may also require Access Persons to obtain and provide periodically an updated acknowledgement from the relevant adviser that the Access Person and/or Family Member has had no influence or control regarding any transactions made in the Third-Party Managed Account.

•	You must put the interests of the Firm’s Clients before your own personal interests and must act honestly and fairly in all respects in dealings with Clients;

•	You must effect all personal Securities transactions in a manner that avoids any actual or perceived conflict between your personal interests and those of the Firm’s Clients and fund shareholders;

•	You must not trade on or disclose MNPI to others;

•	You must avoid actions or activities that allow you or your family to take inappropriate advantage from your position with the Firm, or that bring into question your independence or judgment; and

•	You must comply with all Federal Securities Laws.

If an Employee believes that they (or a related account) stand to benefit materially from an investment decision that the Employee is recommending or making for a Client or Client Account, the Employee must disclose that interest to the CCO and obtain approval prior to making the investment in a manner consistent with the Firm’s duties to its Clients.

Moreover, Employees are expected to:

•	Conduct business fairly and honestly;

•	Report information accurately and truthfully; and

•	Treat others fairly and respectively.

Adherence to the Code of Ethics is a basic condition of employment by the Firm. If you have any doubt as to the propriety of any activity, you should consult with the CCO.

D.  Personal Trading

1.  Maintenance and Oversight of Personal Trading

The Firm must be in a position to properly oversee the personal trading activity of its Access Persons. To assist with this oversight requirement, the Firm uses ACA Compliance Group’s ComplianceAlpha. The personal trading activity in ComplianceAlpha is reviewed by Compliance personnel with oversight responsibility. Each Access Person has been provided an account in ComplianceAlpha to comply with many of the reporting requirements of this Code, such as maintenance of Access Person Account information, pre-clearance requests, transaction records, Initial and Annual Holdings Reports, new Employee onboarding, document distribution, annual and ad-hoc certifications/attestations, and compliance questionnaires.

For the avoidance of doubt, securities transactions effected by Client Accounts, including Private Funds, mutual funds, and ETFs advised by WIC, are exempt from the personal trading pre-clearance and reporting requirements of this Code.11 However, transactions by Access Persons and their Family Members in Securities issued by such funds (e.g., transactions in interests in Private Funds, mutual funds, and ETFs advised by WIC) are subject to the Code’s personal trading requirements.

11 Compliance conducts surveillance of trading in all accounts managed by WIC.

2.  Access Person Accounts

The Firm generally requires that all Access Person Accounts be held with broker/dealers that can provide electronic transaction and holdings feeds directly to ComplianceAlpha. A list of such brokers may be obtained from Compliance. All new Access Person Accounts must be connected to ComplianceAlpha or otherwise approved by Compliance. Failure to report an account may be treated as a serious breach of this Code. See the sections titled “New Account Reporting” and “Ongoing Account Reporting” below for further requirements.

3.  Pre-Clearance Requirement

It is the responsibility of Access Persons to ensure that all Securities transactions being considered for their Access Person Accounts are not subject to a restriction contained in this Code.

Prior to execution, Access Persons are required to obtain pre-clearance by submitting a Pre-Trade Request Form via ComplianceAlpha for all Reportable Securities transactions in their Access Person Accounts. Pre-clearance is not considered obtained until the Access Person receives an electronic notification from ComplianceAlpha that the transaction has been “approved.”

Pre-clearance for transactions in Reportable Securities will only be effective until the end of the trading day on which the pre-clearance authorization is granted, unless otherwise specified by Compliance in writing.

A.  Private Placements/Limited Offerings

Access Persons must obtain approval from Compliance prior to a transaction in a Limited Offering, including Private Funds managed by WIC. Access Persons seeking approval to transact in a Limited Offering must submit a request to transact in a Limited Offering (i.e., a Private Placement) by submitting a Limited Offering and IPO Request Form via ComplianceAlpha, and furnish any prospectus, Private Placement memoranda, subscription documents and/or other materials about the investment as Compliance may request. The effective period for pre-approval for a Private Placement is at the discretion of Compliance but will be limited to a reasonable period of time prior to the date of the intended transaction.

B.  Limit Orders

Executing limit orders that extend beyond the end of the trading day is strongly discouraged. If an Access Person executes a limit order of a Reportable Security that extends beyond the end of the trading day, the Access Person must continue to seek and obtain pre-clearance daily in ComplianceAlpha through the date of completion of the limit order and cancel the limit order immediately if at any time the limit order is denied in ComplianceAlpha.12

12 in such situations, there is a risk of a violation of the Code’s pre-clearance requirement if the limit order is executed on a day that the trade is, or would have been, denied in ComplianceAlpha.

C.  Exceptions to the Pre-Clearance Requirement

Pre-clearance is not required with respect to the following transactions:

•	Transactions in Exempt Securities;[13]

•	Transactions in cryptocurrencies (unless an IPO or initial coin offering);

•	Transactions executed pursuant to an Automatic Investment Plan;

•	Involuntary transactions;[14]

•	Receipt of rights issued by an issuer pro rata to all holders of a class of the issuer’s securities (NOTE: The exercise or sale of such rights does require pre-clearance);

•	Transactions in an Exempt Account;

•	Transactions in a Third-Party Managed Account; and

•	Bona fide gifts or contributions of Securities, including inheritances.[15]

Please consult with Compliance if you are uncertain whether pre-clearance is required for a transaction in a particular Security.

D.  Transactions by Family Members in Employee Benefit, Stock, Stock Option, and Deferred Compensation Plans

The purchase of an employer’s Securities under a bona fide employee benefit, stock, or deferred compensation plan by a Family Member who is an employee of the organization offering the plan does not require pre-clearance but must be reported.

The receipt of Options in an employer’s Securities under a bona fide employee stock Option plan or deferred compensation plan by a Family Member who is an employee of the organization offering the plan does not require pre-clearance or reporting.

The exercise of Options in an employer’s Securities done under a bona fide employee stock Option or deferred compensation plan by a Family Member who is an employee of the organization offering the plan does not require pre-clearance but must be reported.

The sale of an employer’s Securities requires both pre-clearance and reporting.

13 Please review this definition carefully. Mutual funds that are not advised or sub-advised by WIC are Exempt Securities. Mutual funds advised or sub-advised by WIC, ETFs, and Unit Investment Trusts are Reportable Securities. Please consult with Compliance if there is any question as to whether a particular Security is a Reportable Security or an Exempt Security.

14 Examples include stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate actions generally applicable to all holders of the same class of Securities and sales of fractional shares.

15 A “bona fide gift or contribution” is one where the donor does not receive anything of monetary value in return.

E.  Restrictions on Access Person Securities Transactions

1.  Restricted Securities

Access Persons may not acquire Beneficial Ownership of Restricted Securities in their Access Person Accounts (except in Third-Party Managed Accounts).

2.  Sale of a Restricted Security

If an Access Person holds a Security in an Access Person Account that subsequently becomes a Restricted Security, the Access Person may be permitted to sell the position under the following circumstances:

•	The sale may only take place on a day when the Firm is not contemplating trading in the Security or has completed trading in the Security;

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A pre-approval request must be submitted through ComplianceAlpha. Once pre-approval has been rejected (denied) by ComplianceAlpha, the Access Person must then submit the request to Compliance by e-mail;

•	Compliance may approve or reject the request based on discussions with Trading staff; and

•	If approved, Compliance will document its approval in ComplianceAlpha and the sale can only take place by the Access Person on the same day approval is obtained in ComplianceAlpha.

3.  Initial Public Offerings (IPOs)

Access Persons are generally prohibited from acquiring for their Access Person Accounts any Security distributed in an IPO until trading of the Security commences in the secondary market.

4.  Other Prohibited Transactions

The following Securities transactions are always prohibited and will not be authorized under any circumstances, unless otherwise indicated below:

•	Material Non-Public Information – Any transaction in a Security by an Access Person who possesses MNPI regarding the Security or the issuer of the Security is prohibited.

•	Market Manipulation – Transactions intended to raise, lower, or maintain the price of any Security or to create a false appearance of active trading are prohibited.

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Unlawful or Prohibited Investment Company Transactions – Access Persons shall not knowingly participate in or facilitate late trading, market timing, or any other activity with respect to any Investment Company in violation of applicable law or the provisions of the fund’s disclosure documents.

•	Investment Clubs – Access Persons and their Family Members are prohibited from participating in an Investment Club absent prior written approval from the CCO.[16]

•	Other – Any other transaction deemed by the CCO to involve a Conflict of Interest, possible diversions of corporate opportunity, or an appearance of impropriety, is prohibited.

16 This prohibition is in place since each member of an Investment Club generally participates in the investment decision-making process.

5.  30-Day Holding Period Requirement

The Firm believes that short-term or excessive personal trading by its Access Persons can raise Conflicts of Interests. Except as otherwise approved in writing by Compliance in very limited circumstances (such as an unforeseen financial hardship), Access Persons are subject to a minimum 30-calendar day holding period for any Reportable Security in their Access Person Accounts (except in Third-Party Managed Accounts).17

6.  Excessive Trading

The Firm generally discourages short-term trading strategies, and Employees are cautioned that such strategies may inherently carry a higher risk of regulatory and other scrutiny. Excessive or inappropriate trading that interferes with job performance or compromises the duty that the Firm owes its Clients will not be tolerated. The CCO reserves the right to limit the number of pre-clearance requests that may be submitted periodically by Access Persons.

F.  Reporting Requirements

Access Persons are required to submit certain reporting to Compliance as set forth below. In addition to the reporting requirements disclosed below, the CCO reserves the right to require additional reporting to the extent deemed necessary.

1.  Acknowledgement of Receipt of Code of Ethics

Compliance will provide each Access Person with a copy of the Code and any amendments to the Code. Within 10 calendar days of receiving a copy of the Code or any amendment (or the effective date of such amendment), each Access Person must submit a certification to Compliance via ComplianceAlpha acknowledging their receipt of, and their agreement to comply with, the Code or any amendment.

2.  Holdings Reports

A.  Initial Holdings Report

Within 10 calendar days after an Access Person joins WIC or otherwise becomes covered by the Code, the Access Person must submit an Initial Holdings Report via ComplianceAlpha disclosing all Reportable Securities of which they have Beneficial Ownership (including Securities held in Third-Party Managed Accounts). Holdings in Exempt Accounts and holdings of Exempt Securities are not reportable. The information required in the Initial Holdings Report is described below. The information contained in the Initial Holdings Report must be current as of a date no more than 45 days prior to the date the Access Person becomes covered by the Code (i.e., generally, the start date of employment).

17 The 30-calendar day holding period requirement will be applied across all Access Person Accounts on a last-in first-out (LIFO) basis (i.e., it is not applied account-by-account, on a first-in first-out (FIFO) basis, or on a specific identification lot basis).

B.  Annual Holdings Report

Each Access Person must submit an Annual Holdings Report via ComplianceAlpha disclosing all Reportable Securities of which they have Beneficial Ownership (including Securities held in Third-Party Managed Accounts) at least once in each 12-month period on a date specified by Compliance. Holdings in Exempt Accounts and holdings of Exempt Securities are not reportable. The information required in the Annual Holdings Report is described below. The information contained in the Annual Holdings Report must be current as of a date no more than 45 days prior to the date the report was submitted.

C.  Initial and Annual Holdings Report Information Requirements

The Initial and Annual Holdings Reports must include, at a minimum: (i) the name of each Reportable Security in which the Access Person has Beneficial Ownership; (ii) the exchange ticker symbol or CUSIP/ISIN/SEDOL number of each Reportable Security held; (iii) the type of Reportable Security held; (iv) the number of shares (or quantity) of each Reportable Security held; (v) the principal amount (or value) of each Reportable Security; (vi) the name of the broker, dealer, or bank with which the Access Person (or Family Member) maintains an account in which each Reportable Security is held; (vii) the account title; and (viii) the account number. Similar information for Securities other than Exempt Securities held in Third-Party Managed Accounts is also required.

Holdings information for Access Person Accounts that provide electronic feeds to ComplianceAlpha will be pre-populated within the Annual Holdings Report. If any holdings information is missing, incomplete, or inaccurate, you must correct it before submitting the report.

3.  Quarterly Transaction Reports

Within 30 days after the end of each calendar quarter, all Access Persons must submit a Quarterly Transaction Report via ComplianceAlpha listing all Reportable Securities transactions effected in their Access Person Accounts (including transactions in Securities held in Third-Party Managed Accounts) during the prior quarter. Transactions in Exempt Accounts and Exempt Securities transactions are not reportable. Access Persons who did not effect any Reportable Securities transactions during the previous quarter are required to submit a certification within the Quarterly Transaction Report in ComplianceAlpha indicating that no Reportable Securities transactions need to be reported.

The Quarterly Transaction Report must include, at a minimum: (i) the name of each Reportable Security traded; (ii) the exchange ticker symbol or CUSIP/ISIN/SEDOL number of the Reportable Security traded; (iii) the number of shares (or quantity) of each transaction; (iv) the principal amount (or value) of each transaction; (v) the nature or type of transaction (i.e., purchase, sale, or any other type of acquisition or disposition); (vi) the price at which each transaction was effected; (vii) the name of the broker, dealer, or bank through which the transaction was effected; and (viii) the date of each transaction.

Reportable Securities transaction information for Access Person Accounts that provide electronic feeds to ComplianceAlpha will be pre-populated within the Quarterly Transaction Report. If any information is missing, incomplete, or inaccurate, you must correct it before submitting the report.

4.  New Account Reporting

All Access Persons are required to disclose in ComplianceAlpha any new accounts opened in which they have a Beneficial Ownership interest that hold, or have the capability of holding, Reportable Securities.

Access Persons must report new accounts by the earliest of the following dates: (i) no later than 30 calendar days after the account is opened; or (ii) one calendar day before trading in the new account.

Access Persons do not need to disclose Exempt Accounts.

5.  Ongoing Account Reporting

A.  Electronic Broker Feeds

Access Persons are required to turn on electronic feeds for all reportable accounts that are held with brokers that offer electronic feeds into ComplianceAlpha. Absent exceptional circumstances, if the broker of a reportable account does not offer an electronic feed, the account must be migrated promptly to a broker that provides such feeds into ComplianceAlpha. Electronic broker feeds are not required for 401(k) Plan accounts or employee stock option/purchase plan accounts offered by a Family Member’s employer for which an electronic feed is unavailable.

B.  Duplicate Account Statements

If a reportable account does not supply an electronic feed into ComplianceAlpha, duplicate copies of all account statements (or holdings reports and transaction summaries originating from the broker, such as screen shots from the broker’s website) relating to the account must be provided to Compliance no less frequently than quarterly within 30 calendar days after the end of each calendar quarter. The account statements must reflect the holdings, transactions, and other activity in the account, if any.

Access Persons do not need to provide account statements for Exempt Accounts.

G.  Prediction Market Trading

Access Persons and their Family Members are not permitted to trade/bet on events directly involving any publicly traded issuer or company (including but not limited to mergers, acquisitions, and other events, etc.) on a Prediction Market platform without prior written approval from the CCO. All other trades/bets on a Prediction Market platform are permitted and do not require pre-clearance or reporting.

Access Persons will be required on a quarterly basis to certify that they and their Family Members have not traded/bet on events directly involving any publicly traded issuers/companies.

H.     Administration of the Code of Ethics

1.  Administering and Monitoring Compliance

All questions regarding the interpretation of the Code should be referred to the CCO.

The CCO is responsible for administering and monitoring compliance with the Code. The CCO shall:

•	Develop policies and procedures reasonably designed to implement and enforce the Code;

•

Be authorized to grant and document exceptions or exemptions on an individual or group basis, to any provision of the Code, provided that such exceptions or exemptions are consistent with the spirit of the principles of the Code and of the Firm (e.g., they would not be inconsistent with Clients’ interests) and applicable law;

•

Be authorized to designate one or more persons to have the authority and responsibility when necessary and appropriate to handle, without limitation, the compliance functions outlined within the Code, compliance manual, and other policies and procedures, including reviewing transaction and holdings reports and other reporting and certifications submitted by Access Persons;

•	Be authorized to resolve issues of whether information received by an Employee constitutes MNPI;

•	Investigate any suspected violation of the Code and shall communicate promptly to an Access Person any suspected violation of the Code by such person;

•	Be authorized to determine disciplinary sanctions or remedial action for violations of the Code;

•

Bring material violations of the Code to the Ethics Committee’s and senior management’s attention, who may also be authorized to determine disciplinary sanctions or remedial action for violations of the Code;

•	Conduct periodic training to explain and reinforce the terms of the Code;

•	Answer questions regarding the Code, and keep up-to-date on changes in applicable laws and regulations;

•

Maintain confidential information regarding personal transactions and holdings and only disclose such information to persons with clear need-to-know, including regulators and other parties when required or deemed necessary or appropriate by the CCO in conformance with law or the provisions of the Code; and

•	Review the Code on at least an annual basis for adequacy and the effectiveness of its implementation and recommend to the Management Committee any amendments as are necessary or appropriate.

No member of Compliance may review his or her own transactions or reporting under the Code.18

The CCO will also review WIC’s Form ADV, Part 2A brochure on at least an annual basis to ensure that the brochure accurately described the Firm’s Code and any Conflicts of Interest that may arise from the personal trading and other activities by Access Persons/Employees.

2.  Confidentiality

Compliance will use its best efforts to assure the personal holdings information of Access Persons is treated confidentially. However, the Firm is required by law to review, retain, and, in certain circumstances, disclose documents containing personal holdings information. Therefore, such information will be

18 The Firm currently has two compliance officers (including the CCO). The second compliance officer is responsible for reviewing the CCO’s transaction reports and vice versa. In the absence of the second compliance officer, the Firm’s Senior Managing Partner will be responsible for reviewing the CCO’s compliance with the Code.

available for inspection by appropriate regulatory agencies and by other parties within and outside the Firm as necessary to evaluate compliance with the Code or other requirements applicable to the Firm.

Information relating to violations of the Code and certain Employee activities (e.g., Outside Business Activities and Conflicts of Interest) may be reportable to Clients, regulators, and other parties as required by law.

3.  Training

WIC’s CCO shall be responsible for ensuring that Access Persons receive appropriate training regarding the Code. All Access Persons are required to attend all mandatory training sessions conducted by Compliance concerning the Code.

4.  Recordkeeping Requirements

Copies of Access Person reports and certifications, pre-clearance requests, confirmations, and account statements, compliance reviews, and each version of the Code will be maintained as required by applicable recordkeeping requirements. A record of all persons who are or were required to make reports pursuant to the Code, and the period(s) they were required to do so, and a record of each violation of the Code, and of any action taken as result of the violation, will also be maintained.

5.  Violations

Failure of any Access Person to obtain proper approvals or make any report as required under the Code may result in sanctions. Sanctions or remedies could include, but are not necessarily limited to, a letter of reprimand, escalation to management, fines donated to charity, trade cancellation or forced sale of Securities, profit disgorgement, suspension of personal trading rights (i.e., trading ban), reduction of compensation, and/or suspension or termination of employment. In addition, violators may be subject to referral to law enforcement agencies or other regulatory agencies and civil or criminal penalties.

Final disciplinary sanctions or remedial action will be determined by the CCO and/or the Firm’s Ethics Committee, which may take into account certain factors, including, but not limited to, whether the violation was inadvertent, any pattern or practice of violations, the materiality of the activity, and any harm caused.

Where an Access Person is required to reverse a transaction in question and forfeit any profit or absorb any loss associated or derived as a result, the amount of profit shall be calculated by Compliance and shall be remitted by the Access Person to a charitable organization or other place selected by the Firm. The Access Person must provide evidence of the remittance no later than 10 calendar days after being notified in writing by Compliance of the amount to be remitted.

Failure to abide promptly to a directive from the CCO or Ethics Committee to reverse a trade or forfeit profits or to take other corrective steps requested by the Firm may result in the imposition of additional sanctions.

6.  Reporting Violations

As required by Rule 204A-1 under the Advisers Act, Access Persons are required to report any violation, whether actual or suspected, of the Code promptly to the CCO. It will be considered a violation of the Code for an Access Person to fail to report a known violation or withhold relevant or material information concerning a known violation of the Code.

Any reports of violations from Access Persons/Employees will be treated confidentially to the extent permitted by law and investigated promptly and appropriately.

Reports of violations of the Code may be submitted to the CCO on an anonymous basis. Access Persons/Employees who wish to report a violation anonymously may do so by sending a letter to the CCO marked as “Personal and Confidential.” If the CCO is involved in the violation or is unreachable, Access Persons/Employees may report a violation to the Firm’s Senior Managing Partner or Managing Member.

Retaliation against any Access Person/Employee who reports a violation in good faith is prohibited and constitutes a further violation of the Code. Furthermore, nothing in this section of the Code, or in any other Firm policy, restricts the ability of an Access Person/Employee to report matters to the SEC, or to take any other action in conformance with the SEC’s Whistleblower Rules under Section 21F of the 1934 Act.

I. Mutual Fund Board Reporting and Approval of the Code of Ethics

The Firm serves as adviser or sub-adviser to a number of mutual funds and ETFs. The board of trustees/directors of each mutual fund and ETF advised or sub-advised by the Firm, including a majority of the independent trustees/directors, must approve the Firm’s Code of Ethics. In addition, no less frequently than annually, the Firm must provide each mutual fund board a written report that:

•

Describes any issues arising under the Code since the previous report to the board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

•	Certifies that the Firm has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

The Firm’s CCO is required to notify the board of each mutual fund and ETF advised or sub-advised by the Firm of any material changes to the Code of Ethics within six months of adoption of any such change. The CCO will also provide a memorandum describing the changes to the Code and the reasons for the changes, if applicable.

The Firm’s mutual fund and ETF Clients also periodically request/require information concerning material and non-material violations of the Code committed by Access Persons. Accordingly, this information is regularly provided by Compliance to such Client Accounts.

Last Amended: March 30, 2026